EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-179345, 333-134316, 333-117489, 33-53589, 2-94436, 333-57608, 333-57575, 333-46901, 333-41363, 333-65265, 333-41904, 333-37308, 333-70560 and 33-63958) of our reports dated August 23, 2012, with respect to the consolidated financial statements and schedule of International Rectifier Corporation and Subsidiaries and the effectiveness of internal control over financial reporting of International Rectifier Corporation and Subsidiaries included in this Annual Report (Form 10-K) for the year ended June 24, 2012.

/s/ Ernst &Young LLP
Los Angeles, California
August 22, 2012